                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                           MAGNETEK, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                              10900 WILSHIRE BOULEVARD, SUITE 850
                              LOS ANGELES, CALIFORNIA 90024

                                                                 October 3, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of MagneTek, Inc. It will be held on Wednesday, November 1, 2000 at 10:00 a.m., at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, New York 10019.

    The matters on the agenda for the meeting are set forth in the attached Notice of Annual Meeting of Stockholders. In addition to the agenda items, there will be a report on operations and an opportunity for questions. We have also included the Annual Report, which contains the Annual Report on Form 10-K (without exhibits), for the 2000 fiscal year.

    We hope you can attend the meeting. Whether or not you can attend, it is important that you sign, date and return your proxy as soon as possible. If you decide to attend the meeting, you may vote in person if you desire, even if you previously mailed your proxy card. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the Notice.

    On behalf of the Board of Directors, we thank you for your cooperation.

                                      Sincerely,

                                      [SIGNATURE]
                                      Andrew G. Galef
                                      Chairman of the Board of Directors,
                                      President and Chief Executive Officer

                                     [LOGO]

                                   10900 WILSHIRE BOULEVARD, SUITE 850
                                   LOS ANGELES, CALIFORNIA 90024

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

TO THE STOCKHOLDERS OF MAGNETEK, INC.:

    Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of MagneTek, Inc. (the "Company") will be held on Wednesday, November 1, 2000, at 10:00 a.m., at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, New York 10019 for the following purposes:

    1. To elect the Company's Board of Directors for the ensuing year to serve until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and have been qualified.

    2. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

    The record date for purposes of determining stockholders entitled to receive notice of and to vote at the 2000 Annual Meeting is the close of business on September 22, 2000. Only stockholders of record as of that time are entitled to such notice and to vote at the Annual Meeting.

    All of the Company's stockholders are invited to attend the Annual Meeting. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED WITH THIS NOTICE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU SEND IN YOUR PROXY PRIOR TO THE MEETING.

                               By Order of the Board of Directors,

                               [SIGNATURE]
                               Andrew G. Galef
                               Chairman of the Board of Directors,
                               President and Chief Executive Officer

Los Angeles, California
October 3, 2000

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 1, 2000

    The Board of Directors of the Company is soliciting the enclosed Proxy for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of MagneTek, Inc. (the "Company") to be held on Wednesday, November 1, 2000, at 10:00 a.m., at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, New York 10019. This Proxy Statement was initially sent to stockholders on or about October 3, 2000.

    Shares represented by a Proxy will be voted at the Annual Meeting as directed if it is properly executed and delivered. In the absence of instructions, shares represented by valid Proxies will be voted in accordance with the recommendations of the Board of Directors set forth herein. At any time prior to the voting, a Proxy may be revoked by written notice to the Secretary of the Company or by subsequently filing another properly executed Proxy. Any stockholder present at the meeting may vote in person even though the stockholder may have previously given a Proxy.

    The cost of solicitation of Proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of Proxies at a fee not expected to exceed $7,000 plus reasonable disbursements. In addition to solicitation of Proxies by use of the mail, D.F. King & Co., Inc. and directors, officers or employees of the Company may, without additional compensation, solicit Proxies personally, by telephone or by other appropriate means. The Company will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of the common stock of the Company in their names for others to send proxy materials and annual reports to and to obtain proxies from their principals, and the Company will reimburse them for the reasonable expenses incurred in doing so.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    Voting rights are vested exclusively in holders of the Company's common stock, par value $.01 per share ("Common Stock"). As of the close of business on September 22, 2000, the record date, there were 22,973,300 shares of Common Stock issued and outstanding. Each share of Common Stock outstanding on such date is entitled to one vote on all matters. The presence of a majority of the outstanding shares of Common Stock, either represented in person or by proxy at the meeting, is necessary to constitute a quorum for purposes of conducting business at the Annual Meeting.

    Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Therefore, such abstentions will have the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining the votes cast on a proposal. To the Company's knowledge, no matters other than those described in this Proxy Statement will be presented at the meeting.

    The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of September 1, 2000 (except as otherwise indicated) by (i) each person believed by the Company to own beneficially more than 5% of its outstanding shares of Common Stock,
(ii) each of the Company's directors, (iii) each of the Company's current and former executive officers named in the Summary Compensation Table below, and (iv) all current executive officers and directors of the Company as a group. Except as otherwise indicated below, the address of each such person is that of the Company, 10900 Wilshire Boulevard, Suite 850, Los Angeles, California 90024.

                                                              NUMBER OF
                                                              SHARES(1)   PERCENT(1)
                                                              ---------   ----------
Private Capital Management, Inc. (2)                          2,293,700      10.0%
  3003 Tamiami Trail North
  Naples, Florida 34103
ICM Asset Management, Inc. (3)                                1,977,822       8.6
  W. 601 Main Avenue, Suite 600
  Spokane, Washington 99201
David L. Babson and Company Incorporated (4)                  1,827,600       8.0
  One Memorial Drive
  Cambridge, Massachusetts 02142-1300
Dimensional Fund Advisors (5)                                 1,773,600       7.7
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Andrew G. Galef (6)                                           1,304,224       5.5
Thomas G. Boren (7)                                              20,000      *
Dewain K. Cross (8)                                             139,300      *
Paul J. Kofmehl (9)                                              99,500      *
Frederick D. Lawrence (10)                                       23,500      *
Mitchell I. Quain (11)                                           50,000      *
Robert E. Wycoff (12)                                            34,500      *
David P. Reiland (13)                                           348,937       1.5
Alexander Levran (14)                                           227,648      *
Brian R. Dundon (15)                                            358,644       1.5
Antonio Canova (16)                                             196,645      *
John P. Colling, Jr. (17)                                       110,906      *
Current Executive Officers and Directors as a group (13       2,713,011       8.6
  persons) (18)

------------------------

   * Less than one percent

NOTES:

 (1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents.

 (2) As of June 30, 2000, according to public filings. In its most recent available public filing, Private Capital Management, Inc. states that it has sole investment power with respect to all of these shares.

 (3) As of June 30, 2000, according to public filings. In its most recent available public filing, ICM Asset Management, Inc. ("ICM") states it has sole investment power with respect to all of these shares.

 (4) As of June 30, 2000, according to public filings. In its most recent available public filing, David L. Babson and Company Incorporated states that it has sole investment power with respect to all of these shares.

 (5) As of June 30, 2000, according to a report of Form 13F filings.

 (6) Includes 705,833 shares issuable upon exercise of options by Mr. Galef. Also includes 1,437 shares held in a trust and 5,000 shares held by Mr. Galef's spouse, each as to which Mr. Galef disclaims beneficial ownership.

 (7) Includes 17,500 shares issuable upon exercise of options by Mr. Boren. Does not include 9,824 shares allocated to Mr. Boren's account as of a recent date under the MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan (the "DDIP") deemed to be invested in stock equivalents.

 (8) Includes 71,500 shares issuable upon exercise of options by Mr. Cross. Does not include 8,677 shares allocated to Mr. Cross' account as of a recent date under the DDIP deemed to be invested in stock equivalents.

 (9) Includes 87,500 shares issuable upon exercise of options by Mr. Kofmehl. Does not include 10,709 shares allocated to Mr. Kofmehl's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

 (10) Includes 13,500 shares issuable upon exercise of options by Mr. Lawrence. Does not include 7,297 shares allocated to Mr. Lawrence's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

 (11) Does not include 2,164 shares allocated to Mr. Quain's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

 (12) Includes 25,500 shares issuable upon exercise of options by Mr. Wycoff. Also includes 9,000 shares held in a living trust, as to which Mr. Wycoff disclaims beneficial ownership. Does not include 10,683 shares allocated to Mr. Wycoff's account as of a recent date under the DDIP deemed to be invested in stock equivalents.

 (13) Includes 267,019 shares issuable upon exercise of options by Mr. Reiland and 5,896 shares held in the 401(k) Plan as of June 30, 2000. Also includes 39,735 shares held in a living trust, as to which Mr. Reiland disclaims beneficial ownership.

 (14) Includes 226,333 shares issuable upon exercise of options by Dr. Levran and 565 shares held in the 401(k) Plan as of June 30, 2000.

 (15) Consists of 129,125 shares held in a living trust, as to which Mr. Dundon disclaims beneficial ownership, 225,000 shares issuable upon exercise of options by Mr. Dundon and 4,519 shares held in the 401(k) Plan as of June 30, 2000. Mr. Dundon served as an Executive Vice President until April 2000.

 (16) Consists of shares issuable upon exercise of options by Mr. Canova.

 (17) Includes 89,657 shares issuable upon exercise of options by Mr. Colling and 4,931 shares held in the 401(k) Plan as of June 30, 2000.

 (18) Includes 1,834,622 shares issuable upon exercise of options by executive officers and directors as a group as of September 1, 2000, and 11,392 shares held in the 401(k) Plan as of June 30, 2000. Also includes, for certain executive officers and directors, shares held by spouses or children, as to which such executive officers and directors disclaim beneficial ownership, and shares held by trusts, as to which such executive officers and directors disclaim beneficial ownership.

                                   DIRECTORS

    The following table sets forth certain pertinent information regarding the individuals who have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors to serve as directors of the Company. All of the individuals listed are currently directors of the Company.

NAME                                  AGE      POSITION
----------------------------------  --------   ----------------------------------
Andrew G. Galef...................     67      Chairman of the Board of
                                               Directors, President and Chief
                                               Executive Officer
Thomas G. Boren...................     51      Director
Dewain K. Cross...................     62      Director
Paul J. Kofmehl...................     72      Director
Frederick D. Lawrence.............     52      Director
Mitchell I. Quain.................     48      Director
Robert E. Wycoff..................     70      Director

    Mr. Galef has been the Chairman of the Board of Directors since July 1984 and the President and Chief Executive Officer of the Company since May 4, 1999. Mr. Galef was the Chief Executive Officer of the Company from September 1993 until June 1996. He has been President of The Spectrum Group, Inc. ("Spectrum"), a private investment and management firm, since its incorporation in California in 1978 and its Chairman and Chief Executive Officer since 1987. Prior to the formation of Spectrum, Mr. Galef was engaged in providing professional interim management services to companies with serious operating and financial problems. Mr. Galef is presently a director of Warnaco, Inc., a diversified apparel manufacturer, and its parent, The Warnaco Group, Inc., and was formerly Chairman of Aviall, Inc., a company providing aircraft engine refurbishment and related products and services, and Exide Corporation, a manufacturer of automotive and industrial batteries. Mr. Galef also currently serves as a director, and was formerly the Chairman, of Petco Animal Supplies, Inc. In addition, Mr. Galef serves as chairman or a director of other privately held Spectrum portfolio companies.

    Mr. Boren has been a director of the Company since October 1997. He is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Boren serves as Executive Vice President of PG&E Corporation, which markets energy services and products throughout North America, heading the company's national wholesale and retail energy businesses, and as President and Chief Executive Officer of PG&E National Energy Group. From 1992 to July 1999, he served as President and Chief Executive Officer of Southern Energy, Inc., a subsidiary of The Southern Company. From 1989 to 1992, Mr. Boren served as Senior Vice President and chief administrative officer of Georgia Power Company, another Southern Company subsidiary. From 1981 to 1989, Mr. Boren served as Georgia Power Vice President with responsibility for a wide range of corporate functions in the finance, external affairs, strategic planning and administrative areas. From 1968 to 1981, Mr. Boren served in various power supply engineering and finance positions at Georgia Power Company. He earned his Bachelor of Science degree in Industrial Management from Georgia Tech in 1971, receiving his MBA in Finance from Georgia State University in 1974, and graduated from the Harvard Advanced Management Program in 1987.

    Mr. Cross has been a director of the Company since November 1994. He is Chairman of the Audit Committee and a member of the Pension Committee.
Mr. Cross joined Cooper Industries, Inc. in 1966 as Manager of Taxation and subsequently served as Director, Accounting and Taxation, Assistant Controller, and Treasurer. Mr. Cross was appointed Vice President, Finance of Cooper Industries in 1972 and was named Senior Vice President, Finance of Cooper Industries in 1980. Mr. Cross retired from Cooper Industries in April 1995.
Mr. Cross served for several years as a member of the Financial Council II of the Manufacturers' Alliance for Productivity and Innovation, and he is a member of the American Institute of Certified Public Accountants. He is currently a director of Circor International, Inc.

    Mr. Kofmehl has been a director of the Company since November 1990. He is a member of the Audit and Nominating and Corporate Governance Committees. The Company's mandatory retirement requirement was waived for Mr. Kofmehl for the next two years. In 1991 Mr. Kofmehl joined Franklin Health Group ("Franklin") as a partner, and in 1995 Franklin was merged with Corning, Inc., where he was employed until February 1997. In 1997 Franklin was acquired by a private investment group and Mr. Kofmehl currently serves as advisor to the President and Chief Executive Officer of such group. Mr. Kofmehl held various positions with International Business Machines Corp. from 1955 until his retirement in 1988, most recently serving as IBM Vice President and Group Executive, Americas Group, and as a member of the IBM Corporate Management Board. During his career at IBM, Mr. Kofmehl had executive responsibilities for various international sectors, including Europe, Canada, Latin America, the Middle East and Africa.

    Mr. Lawrence has been a director of the Company since July 1998. He is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Lawrence is Chairman and Chief Executive Officer of Adaptive Broadband Corporation ("Adaptive," formerly known as California Microwave, Inc.), which he joined in 1997, and he was President of Adaptive from 1997 until July 2000. From 1994 to 1997, he served as Chief Executive Officer of ComStream and President of the Transmission Group of ADC Telecommunications. From 1982 to 1994, he held executive positions with Sprint Corporation, becoming President and Chief Executive Officer of United Telephone of Florida, Sprint's largest local telephone division. Prior to that, Mr. Lawrence served in positions of increasing responsibility with Michigan Bell/AT&T.

    Mr. Quain has been a director of the Company since January 2000. He is a member of the Audit and Pension Committees. He is Executive Vice President and a Principal of ING Barings LLC, serves as the Global Head of ING Barings' Industrial Manufacturing Group and on the investment committee of the firm's Leveraged Buyout Fund. Prior to joining ING Barings Furman Selz in 1997,
Mr. Quain held research and investment banking positions with Schroder Wertheim and Prudential Securities, where he managed investments in and/or served on the Boards of privately held Cognex, Perceptron and PDA Engineering, all of which subsequently became publicly traded companies. He is currently a director of Allied Products Corporation, Mechanical Dynamics, Strategic Distribution and Titan International.

    Mr. Wycoff has been a director of the Company since January 1996. He is Chairman of the Pension Committee and a member of the Compensation Committee. Mr. Wycoff was President and Chief Operating Officer of Atlantic Richfield Company ("ARCO") from January 1986 until June 1993. He was also a director of ARCO, a director of ARCO Alaska, Inc., and a director of ARCO Foundation, Inc. In addition, he served as Chairman of the Board and as a director of Lyondell Petrochemical Company. Following his retirement from these positions on June 1, 1993, he became President Emeritus of ARCO. Mr. Wycoff is currently a Board Member of Santa Fe International. He is also Chairman Emeritus of LEARN and serves on the Board of Governors of LAMP, civic organizations dedicated to education reform.

    Directors serve for one year and thereafter until their successors are duly elected and qualified. Directors who are not employees of the Company receive
(i) an annual fee of $26,000, (ii) an annual fee of $4,000 for chairmanship of each committee, (iii) $1,500 for each Board meeting attended in person and
(iv) $1,000 for each committee meeting attended in person or by telephone (applicable only to the chairman and members of a given committee). Pursuant to the MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, directors who are not employees or officers of the Company may elect to defer up to 100% of the annual retainer fees and meeting fees described above. The plan also permits eligible directors to receive shares of Common Stock in the lieu of such cash meeting fees, and requires eligible directors to receive shares of Common Stock in lieu of such cash annual retainer fees. Officers serve at the discretion of the Board of Directors. Mr. Galef does not receive any directors' fees. Directors may also receive stock option awards pursuant to the Company's 1997 Non-Employee Director Stock Option Plan, as described below.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    MEETINGS. During fiscal year 2000,(1) the Board of Directors met in regular or special sessions four times. The Audit Committee met four times, the Compensation Committee and Pension Committee each met three times and the Nominating and Corporate Governance Committee met twice. The number of meetings includes telephonic meetings and does not include actions taken by unanimous written consent of the members of the Board of Directors or the Committees. Each of the Company's directors who has been nominated for re-election (or election) attended at least 75 percent of the meetings of the Board of Directors (held during the period for which he has been a director) and the meetings of the committees of which he is a member (held during the period for which he has been a member).

    STANDING COMMITTEES. The Audit Committee makes recommendations regarding the selection of the Company's independent auditors, reviews with the Company's independent auditors their audit procedures and reviews the results of the annual audit examination and any accompanying management letters. The Audit Committee also reviews the written statement from the Company's outside auditor concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assesses the independence of the outside auditor, reviews with management and the Company's independent auditors the Company's annual audited financial statements and the results of any significant matters identified as a result of the Company's independent auditors' interim review procedures. In addition the Audit Committee periodically reviews the Company's material contingent liabilities and annually reviews the adequacy of the Audit Committee's charter.

    The Compensation Committee reviews and approves the compensation of executive officers and of certain key employees and generally approves grants under stock option plans, incentive compensation plans and any other equity-based or long-term incentive plans. The Compensation Committee also reviews contributions to the Company's retirement plans and reviews executive compensation programs, annual performance evaluations and the Proxy Statement Compensation Committee Report. See "Executive Compensation" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

    The Nominating and Corporate Governance Committee determines the qualifications required of candidates for selection to the Board of Directors, reviews the desirability of each director's standing for election for the next year, proposes nominees for election or re-election to the Board of Directors, and recommends the assignment of directors to various committees. The Nominating and Corporate Governance Committee also evaluates and recommends director compensation and benefits to the Board of Directors, periodically reviews each director's stock ownership and determines if the recommended level is being acquired, evaluates the performance of the Chief Executive Officer and reports its evaluation to the Compensation Committee. The Committee also periodically reviews the Company's corporate governance guidelines and monitors compliance with such guidelines.

    The Pension Committee establishes and reviews investment policies and guidelines for the Company's qualified pension plan, reviews investment results and performance of the pension plan, reviews the accounting impact and costs related to the Company's retirement plans, and reviews plan design, amendments and other issues related to the Company's retirement plans.

OTHER DIRECTOR COMPENSATION

    Under the Company's 1997 Non-Employee Director Stock Option Plan, each qualifying director (any director of the Company who on the date of the grant is neither an officer nor an employee of the

------------------------

(1) The Company uses a 52-53 week fiscal year which ends on the Sunday nearest June 30. For clarity of presentation, all periods are presented as if the year ended on June 30. Fiscal year 2000 contained 53 weeks and fiscal years 1999 and 1998 each contained 52 weeks.

Company or a subsidiary of the Company) is automatically granted annually, on each June 30, a non-qualified stock option to purchase 4,000 shares of the Company's Common Stock, which was recently increased to 7,500 shares. The per share exercise price of the option is the fair market value of a share of the Company's Common Stock on the date of the grant. In fiscal year 2000, each of Messrs. Boren, Cross, Kofmehl, Lawrence, Quain and Wycoff received an option to purchase 4,000 shares. In addition, Mr. Quain received an automatic grant of 4,000 shares upon his initial appointment as a director, and each of Messrs. Boren, Cross, Kofmehl, Lawrence and Wycoff received a grant of 15,000 shares. Options with respect to 50% of the shares are exercisable one year after the date of the grant and options with respect to the remaining 50% of the shares are exercisable two years after the date of the grant.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that all Forms 4 or 5 were filed on a timely basis.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three most recent fiscal years of those persons who served as the Company's Chief Executive Officer during the last fiscal year, and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Officers"):

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                                                              AWARDS
                                                                           ------------
                                                                            SECURITIES
                                                     ANNUAL COMPENSATION    UNDERLYING
                NAME AND                   FISCAL    -------------------     OPTIONS         ALL OTHER
           PRINCIPAL POSITION               YEAR      SALARY    BONUS(1)   (SHARES)(2)    COMPENSATION(3)
----------------------------------------  --------   --------   --------   ------------   ---------------
Andrew G. Galef (4)                         2000     $     --   $    --       250,000         $     --
  Chairman of the Board                     1999           --        --             0               --
  of Directors, President and               1998           --        --             0               --
  Chief Executive Officer

David P. Reiland                            2000      325,000    76,400       108,469            6,864
  Senior Vice President                     1999      357,500         0        62,439            7,735
  and Chief Financial Officer               1998      325,000         0       134,445          180,237

Alexander Levran                            2000      275,000    66,200       100,000           64,315(5)
  Senior Vice President,                    1999      275,000         0        60,000           10,326
  Technology                                1998      250,000         0        40,000           58,054

Brian R. Dundon                             2000      266,574    67,800       155,000          253,122(6)
  Former Executive Vice                     1999      315,042         0        46,796           19,218
  President (resigned 4/00)                 1998      300,040         0        20,000          206,429

Antonio Canova                              2000      250,000    64,800       100,000                0
  Executive Vice President                  1999      250,000         0        30,000                0
                                            1998      250,000         0        52,544           50,625

John P. Colling, Jr.                        2000      200,367    27,500        18,388            4,698
  Vice President and                        1999      195,480         0        28,952           15,767
  Treasurer                                 1998      195,480         0        42,105           53,649

------------------------

NOTES:

(1) The amounts reflect bonuses for services rendered during the fiscal year indicated.

(2) The 2000 amounts include, for Messrs. Reiland and Colling: 8,469 and 3,388 options, respectively, granted pursuant to a reload feature applicable to certain options issued under the Company's 1989 Incentive Stock Compensation Plan. The 1999 amounts include, for Messrs. Reiland, Dundon and Colling:
    12,439, 6,796 and 13,952 options, respectively, granted pursuant to the reload feature. The 1998 amounts include, for Messrs. Reiland and Colling:
    109,445 and 34,105 options, respectively, granted pursuant to the reload feature.

(3) The 2000 amounts reflect, for Messrs. Reiland, Levran, Dundon and Colling:
    $4,614, $10,750, $11,001 and $3,311, respectively, reimbursed under the Senior Executive Medical Reimbursement Plan; and $2,250, $1,903, $606 and $1,387, respectively, contributed by the Company to the MagneTek FlexCare

    Plus Retirement Savings Plan (a 401(k) plan) for the account of each such person. Messrs. Galef and Canova are not covered in the foregoing plans.

(4) Mr. Galef receives no direct compensation from the Company. Mr. Galef's services as Chairman of the Board of Directors, President and Chief Executive Officer are provided to the Company in accordance with the provisions of a management agreement with The Spectrum Group, Inc. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Certain Transactions" below.

(5) The amount reported for Dr. Levran includes $12,000 for reimbursement of relocation expenses and $39,662 for gross-up on his taxable relocation amounts.

(6) The amount reported for Mr. Dundon includes $23,409 for the value of his shares held under the Company's Supplemental Executive Retirement Program, $12,117 for his earned vacation and a $205,989 severance payment.

OPTION GRANTS

    Shown below is information regarding grants of stock options during the fiscal year ended June 30, 2000 to the Named Officers:

                             INDIVIDUAL
                               GRANTS                                                POTENTIAL REALIZABLE
                             ----------                                                VALUE AT ASSUMED
                             NUMBER OF     PERCENTAGE                                   ANNUAL RATES OF
                             SECURITIES     OF TOTAL                                      STOCK PRICE
                             UNDERLYING     OPTIONS                                    APPRECIATION FOR
                              OPTIONS      GRANTED TO    EXERCISE OR                      OPTION TERM
                             GRANTED(1)   EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
           NAME               (SHARES)    FISCAL YEAR     ($/SHARE)       DATE        5% ($)      10% ($)
---------------------------  ----------   ------------   -----------   ----------   ----------   ----------
Andrew G. Galef                250,000        13.8%       $ 8.9375       8/25/09    $1,405,198   $3,560,925

David P. Reiland                 8,469(2)      0.5         11.3125       7/23/09        60,252      152,685
                               100,000         5.5          8.9375       8/25/09       562,080    1,424,370

Alexander Levran               100,000         5.5          8.9375       8/25/09       562,080    1,424,370

Brian R. Dundon                100,000         5.5          8.9375       8/25/09       562,080    1,424,370
                                55,000         3.0          8.1250       4/28/10       281,039      712,184

Antonio Canova                 100,000         5.5          8.9375       8/25/09       562,080    1,424,370

John P. Colling, Jr.             3,388(2)      0.2         11.3125       7/23/09        24,104       61,081
                                15,000         0.8          8.9375       8/25/09        84,312      213,656

------------------------

NOTES:

(1) Options were granted under the Company's 1989 Incentive Stock Compensation Plan and are exercisable with respect to one third of the shares covered thereby on each anniversary of the grant date with full vesting occurring on the third anniversary date. Certain significant transactions involving the Company or its stock will make the options granted under this plan exercisable immediately and, should the Company's Common Stock cease to be publicly traded, option holders would be entitled to receive cash in lieu of exercising and selling the shares subject to their options.

(2) These options were granted pursuant to a reload feature applicable to certain options issued under the Company's 1989 Incentive Stock Compensation Plan.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

    Shown below is information relating to the fiscal year-end value of unexercised options for each of the Named Officers:

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------   -------------   -----------   -------------
Andrew G. Galef                                    622,500        250,000          $0             $0

David P. Reiland                                   208,687        156,666           0              0

Alexander Levran                                   159,667        168,333           0              0

Brian R. Dundon                                    225,000              0           0              0

Antonio Canova                                     141,644        146,667           0              0

John P. Colling, Jr.                                85,028         27,667           0              0

------------------------

NOTES:

(1) Calculated using closing price on June 30, 2000 of $8 per share.

CHANGE OF CONTROL AGREEMENTS

    In October 1998, the Company entered into Change of Control Agreements with each of Messrs. Reiland, Dundon, Levran, Canova and Colling that provide certain benefits upon termination of employment in connection with a Change of Control (as defined in such agreements). The executive's benefits upon termination would include: (a) a single lump sum payment equal to: (1) any accrued vacation and unpaid base salary and bonus plus (2) a prorated portion of the executive's bonus for the fiscal year in progress plus (3) an amount equal to 1 1/2 times the executive's base compensation, in the case of Messrs. Reiland, Dundon, Levran and Canova, and equal to one times the executive's base compensation in the case of Mr. Colling; (b) continuation of certain fringe benefits for a period of 18 months, in the case of Messrs. Reiland, Dundon, Levran and Canova, and 12 months, in the case of Mr. Colling, following termination of employment; and (c) outplacement services. In addition, upon the occurrence of a Change of Control, the executive would become fully vested in all outstanding stock options and restricted stock awards, if any, granted to him.

MAGNETEK FLEXCARE PLUS RETIREMENT PENSION PLAN

    The MagneTek FlexCare Plus Retirement Pension Plan (the "Retirement Plan") is a defined benefit retirement plan which covers employees of the Company (excluding employees of certain divisions and certain union employees). The Retirement Plan was established upon the merger of certain defined benefit retirement plans previously maintained by the Company. Although the Retirement Plan is a defined benefit plan, each non-union participating employee's accrued benefit is determined by the "cash balance" credited to the employee's retirement account. Such account is maintained for bookkeeping purposes only. "Contribution" amounts are credited to each employee's retirement account annually ranging from 3.5% to 4.5% of an employee's compensation up to the "integration level" and from 7% to 9% of compensation in excess of the "integration level" (as of January 1, 1999, compensation is limited to $170,000). The actual percentage varies depending upon years of vesting service with the Company. The "integration level," which for calendar 2000 is $35,000, may vary annually. "Interest," based upon the rates payable on certain U.S. Treasury debt instruments, is also credited to the employee's bookkeeping account each year.

    Distributions are made in the event of retirement, death, disability or other termination of employment. Distributions are paid to vested participants in the form of a 10-year certain life annuity (unless a joint and survivor annuity is required or an alternative form of payment, such as a lump sum, is elected) in a monthly amount equal to the balance of the employee's retirement account, divided by 120.

    The estimated annual benefits payable to Messrs. Reiland, Levran and Colling under the Retirement Plan upon retirement at normal retirement age (in life only form) are approximately $106,391, $48,324 and $112,045, respectively (assuming continued compensation at the present amounts (subject to the $170,000 limit) until normal retirement age and continued crediting of interest at the current rate, and disregarding probable future cost-of-living increases to the limit on the amount of compensation that may be taken into account and to the Social Security wage base). Messrs. Galef and Canova do not participate in the plan, and Mr. Dundon is no longer with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocks between the Company and other entities involving the Company's executive officers and directors and those of other entities.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company's executive officers.

    GENERAL. The Company's compensation program for executive officers currently consists of annual base salary and bonus as well as awards of stock options. The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Company and the contributions of each executive to that success. In addition, the Committee believes that base salaries should be consistent with competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Company and the contributions of each executive. Salary and bonus payments are primarily designed to reward current and past performance. The primary goal of the Company and the Committee is to excel in the creation of long-term value for stockholders. The principal incentive tool used to achieve this goal is the periodic grant of stock options to key employees. The Committee and management believe that awards of stock options accomplish many objectives.

    The Committee's decisions concerning the base salary and total cash compensation (base salary plus bonus) of individual executive officers during fiscal year 2000 were made primarily in the context of executive performance in light of the Company's circumstances, historical practice and the current competitive environment. The Compensation Committee considered competitive compensation data from independent sources. These sources included broad-based compensation surveys of various manufacturing and/or electronic equipment companies. External competitiveness is an important element of the Committee's compensation policy. The Committee found that the executive officers' compensation levels were appropriate in light of the data included in each of the foregoing sources. Equitable principles are also central to the Committee's compensation policies. Compensation considered for the Company's executive officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Company with comparable levels of responsibility. Stock options are awarded to provide incentives for superior long-term future performance as well as for retention of executive officers. Stock options are directly linked to the stockholders' interests, since the potential value of the awards to the executive officers is directly related to the future price of the Company's Common Stock. All stock option grants were made under the 1989 Incentive Stock Compensation Plan, which was approved by the Company's stockholders and expired in September 1999. The 1999 Stock Incentive Plan, which was approved by the Company's stockholders in October 1999, replaced the expired plan.

    BONUSES. For fiscal year 2000 the Committee adopted a formula (which varies from year to year) at the beginning of the fiscal year. The formula used for fiscal year 2000 was based upon the performance of the relevant business unit. Business units were rated based upon the achievement of profitability and cash flow targets. The Committee believes these measures to be key drivers of stock performance over time. For the executive officers, cash bonuses were determined by multiplying a target incentive rate (a percentage of salary that increases with the level of responsibility) by the performance rating of the applicable business unit. For executives at the corporate level, cash bonuses were determined by multiplying a target incentive rate by a weighted average of the performance rating of all business units. Target incentive percentages ranged from 35% to 70% of an executive's salary, and performance ratings ranged from 0 to 1.5. While the Company failed to achieve operating profit targets, working capital performance thresholds were attained in fiscal 2000 and bonuses were paid to officers for fiscal year 2000.

    STOCK OPTIONS. The Committee awarded a total of 778,068 non-qualified stock options to the executive officers during the Company's 2000 fiscal year, all of which were granted under the 1999 Stock Incentive Plan. In awarding these non-qualified stock options, the Committee reviewed the number of options previously granted to each executive officer, as well as the aggregate awards granted to all executive officers and associates of the Company, in light of a study prepared for the Company by Hewitt Associates, an independent compensation consulting firm. The size of the individual awards is designed to maintain competitiveness and promote long-term productivity from the executive officers.

    CHIEF EXECUTIVE OFFICER. Mr. Galef's services as Chairman of the Board of Directors, President and Chief Executive Officer are provided to the Company in accordance with the provisions of a management agreement with The Spectrum Group, Inc. ("Spectrum"), as amended. Under this agreement, Spectrum provides management services to the Company for an annual fee plus certain allocated and out-of-pocket expenses. The annual fee paid under this agreement in fiscal 2000 was $726,000, and such fee and expenses totaled $904,000 for fiscal 2000. In addition, Spectrum or its designee is paid an annual management bonus in an amount to be determined by, and within the discretion of, the Compensation Committee. No bonus was paid to Spectrum pursuant to this provision during fiscal 2000. Mr. Galef, Chairman, President, Chief Executive Officer and owner of Spectrum, has provided strategic management services to a variety of companies for more than 20 years. The Board of Directors of the Company considers the management services provided by Spectrum important to achieving its strategy.

    TAX DEDUCTIBILITY CONSIDERATIONS. The Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Code.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Officers, unless compensation is performance-based. None of the named executive officers received compensation in excess of $1 million in 2000. The Committee does not currently expect the compensation of any of the named executive officers to exceed the $1 million threshold in fiscal year 2001. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal year 2001, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than tax deductibility.

    The foregoing report on executive compensation is provided by the following directors who comprise the Compensation Committee of the Board of Directors:

                                  Thomas G. Boren (Chairman)

                             Frederick D. Lawrence
                                Robert E. Wycoff

PERFORMANCE GRAPH

    Shown below is information comparing the cumulative total return to stockholders of the Company's Common Stock, the Standard & Poors 500 Index ("S&P 500"), a new peer group ("New Peer Group") and the Standard & Poors Electrical Equipment Index ("S&P Electrical"), the old peer group, from June 30, 1995 to June 30, 2000. The New Peer Group index is comprised of five publicly-traded companies engaged in businesses that are comparable to that of the Company and, in management's opinion, most closely represent the Company's peer group, as follows: Artesyn Technologies Inc., C&D Technologies, Inc., Power-One, Inc., SL Industries, Inc. and Vicor Corporation. The information assumes that the value of the investment in the Company's Common Stock, and each index, was $100 on June 30, 1995, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 COMPANY NAME   JUN-95  JUN-96  JUN-97  JUN-98  JUN-99  JUN-00
MAGNETEK INC    100.00   70.64  122.02  115.60   77.52   58.72
S&P 500         100.00  125.99  169.68  220.84  271.10  290.75
S&P ELECTRICAL  100.00   76.34  108.99  118.79  184.29  327.95
NEW PEER GROUP  100.00  129.18  142.97  109.28  159.29  424.53


                                          6/30/95    6/30/96    6/30/97    6/30/98    6/30/99    6/30/00
                                            ----     -------    -------    -------    -------    -------
MagneTek, Inc...........................    $100     $ 70.64    $122.02    $115.60    $ 77.52    $ 58.72
S&P 500.................................     100      125.99     169.68     220.84     271.10     290.75
S&P Electrical..........................     100       76.34     108.99     118.79     184.29     327.95
New Peer Group..........................     100      129.18     142.97     109.28     159.29     424.53

                              CERTAIN TRANSACTIONS

    The Company has an agreement with the Spectrum Group, Inc. ("Spectrum") whereby Spectrum will provide management services to the Company through December 31, 2002 at an annual fee plus certain allocated and out of pocket expenses. The Company's Chairman is also the chairman of Spectrum. The services provided include consultation and direct management assistance with respect to operations, strategic planning and other aspects of the business of the Company. Fees and expenses paid to Spectrum for these services under the agreement amounted to $904,000 for the year ended June 30, 2000.

    During the year ended June 30, 2000, the Company paid approximately $37,000 in fees to charter an aircraft owned by a company in which the Chairman is the principal shareholder.

    The Company has retained ING Barings to act as its agent in connection with the purchase of stock under its 10 million share repurchase program. Commissions paid to ING Barings during fiscal 2000 amounted to $283,452. The Company also engaged ING Barings to evaluate strategic alternatives for its lighting operation in the fourth quarter of fiscal 2000, pursuant to which ING Barings was paid a retainer of $100,000. During the engagement ING Barings will be reimbursed for all reasonable expenses and if the lighting business is sold, it will receive a percentage of the transaction value based on a sliding scale. Mitchell I. Quain, one of the Company's directors and a member of the Company's Audit Committee, is Executive Vice President and a Principal of ING Barings LLC, serves as Global Head of ING Barings' Industrial Manufacturing Group and on the investment committee of the firm's Leveraged Buyout Fund.

                               COMPANY PROPOSALS

    The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Nominating and Corporate Governance Committee of the Board of Directors of the Company has nominated and recommends for election as directors the following six persons to serve for the ensuing year until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and have been qualified:

                                Andrew G. Galef
                                Thomas G. Boren
                                Dewain K. Cross
                                Paul J. Kofmehl
                             Frederick D. Lawrence
                               Mitchell I. Quain
                                Robert E. Wycoff

    All of the nominees are presently directors of the Company. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority in the Proxy will be exercised to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. In the event that a nominee for director is proposed at the Annual Meeting, the enclosed Proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors unless otherwise indicated. Shares may not be voted cumulatively for election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES.

                             STOCKHOLDER PROPOSALS

    No proposals have been submitted by stockholders for consideration at the Annual Meeting. Any proposal relating to a proper subject which an eligible stockholder of the Company may intend to present for action at the 2001 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than June 5, 2001, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The Company may have discretionary authority to vote on a stockholder proposal if it is not received by the Company before August 19, 2001. The Company anticipates that next year's annual meeting will take place on October 31, 2001.

                                 OTHER MATTERS

    The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by Proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes. Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting. At that time they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Annual Report of the Company for the 2000 fiscal year, which contains the Annual Report on Form 10-K (without exhibits), is being mailed to stockholders together with this Proxy Statement.

    THE COMPANY WILL SEND TO STOCKHOLDERS UPON WRITTEN REQUEST, WITHOUT CHARGE, AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED JUNE 30, 2000 WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF THE SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          Andrew G. Galef
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

Los Angeles, California
October 3, 2000

HARDING & HEAL, INC. PROOF #5 9/25/00 09:15 CUST. THE BANK OF NEW YORK FILE NAME 73627 MAGNETEK PROXY

Attn: Robert Rinaudo


--------------------------------------------------------------------------------

            / /

1. Election of Directors   FOR all nominees / /  WITHHOLD AUTHORITY to vote / /   *EXCEPTIONS / /
                           listed below          for all nominees listed below.



Nominees: Andrew G. Galef, Thomas G. Boren, Dewain K. Cross, Paul J. Kofmehl, Frederick D. Lawrence, Mitchell I. Quain and Robert E. Wycoff (INSTRUCTIONS: TO VOTE YOUR SHARES FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM 1. TO WITHHOLD VOTING FOR ALL DIRECTOR NOMINEES, MARK THE "WITHHELD" BOX ON ITEM 1. IF YOU WISH TO VOTE FOR SOME BUT NOT ALL DIRECTOR NOMINEES, MARK THE "EXCEPTIONS" BOX ON ITEM 1 AND ENTER THE NAME(S) OF THE DIRECTOR NOMINEE(S) FOR WHOM YOU WISH TO WITHHOLD VOTING IN THE SPACE PROVIDED.)



*Exceptions


2. The undersigned confers upon the proxies hereby appointed discretion to act upon such other business as may properly come before said meeting or adjournment thereof.


                           I plan to attend the meeting.

                           Yes / /  No  / /   CHANGE OF ADDRESS OR   / /
                                              COMMENTS MARK HERE



                                        Receipt of copies of the Annual Report
                                        to Stockholders, the Notice of the
                                        Annual Meeting of Stockholders and the
                                        Proxy Statement dated October 3, 2000
                                        is hereby acknowledged.


                                        Dated: ________________________________


                                                  Signature of Stockholder


                                                  Signature of Stockholder

                           (Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If the stockholder is a corporation, please set forth full corporate name and a duly authorized officer should sign stating name and title. Executors and trustees should give full title as such.)


                                           VOTES MUST BE INDICATED
                                           /X/ IN BLACK OR BLUE INK.  / /

PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROXY

                                  MAGNETEK, INC.
                 ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 1, 2000
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints ANDREW G. GALEF and DAVID P. REILAND, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the "Company ") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, New York 10019 on November 1, 2000, at 10:00 a.m. and any adjournment thereof.

         1. ELECTION OF DIRECTORS
            Nominees are: Andrew G. Galef, Thomas G. Boren, Dewain K. Cross, Paul J. Kofmehl, Frederick D. Lawrence, Mitchell I. Quain and Robert
            E. Wycoff

UNMARKED PROXIES WILL BE VOTED "FOR" THE FOREGOING MATTERS UNLESS SPECIFIED TO THE CONTRARY.

(Continued and to be voted, dated and signed on the reverse side.)


                                             MAGNETEK, INC.
                                             P.O. BOX 11128
                                             NEW YORK, N.Y. 10203-0128






--------------------------------------------------------------------------------